Exhibit 10.1

As of August 4, 2015

Frank J. Del Rio

President and Chief Executive Officer

Norwegian Cruise Line Holdings Ltd.

7665 Corporate Center Drive

Miami, Florida 33126

Re: Amendment to Executive Employment Agreement

Dear Frank:

On January 9, 2015, you assumed the position of President and Chief Executive Officer of Norwegian Cruise Line Holdings Ltd. (“Norwegian” or the “Company”). This letter agreement (the “Agreement”), effective as of the date hereof, constitutes an amendment to your Amended and Restated Executive Employment Agreement dated as of June 5, 2014 by and among you, Oceania Cruises, Inc. (“Oceania”) and Prestige Cruises International, Inc. (“PCI”) (the “Employment Agreement”) and the letter agreement dated September 2, 2014 among you, Oceania, Norwegian, and PCI (the “September 2014 Letter Agreement”). Unless otherwise stated, all capitalized terms shall be defined as set forth in the September 2014 Letter Agreement or in the Employment Agreement to the extent incorporated by reference in the September 2014 Letter Agreement (collectively, the “Prior Agreements”).

1.           Continuation of Employment/Severance

You will continue to serve as President and Chief Executive Officer of Norwegian and will be elected to Norwegian’s Board of Directors, to serve in such positions through the termination of your employment. The Period of Employment (as defined in the Employment Agreement) shall be extended to June 30, 2019, or to such other date that may be otherwise agreed by the parties. If your employment terminates upon the expiration of the Period of Employment, or if your employment is earlier terminated by the Company without “Cause” or by you for “Good Reason” (as such terms are defined in the Employment Agreement), you will be entitled to all of your same rights, including without limitation bonuses, severance and benefits (and subject to the same conditions) provided under Section 6.2 of your Employment Agreement; provided, that, if the date of such employment termination occurs on or before November 18, 2016, your cash severance payments described in Section 6.2(c) of your Employment Agreement shall be paid, in accordance with the September 2014 Letter Agreement, in one lump sum payment on the 30th day following the date of employment termination, subject to the provisions of Section 15 of the Employment Agreement.

2.           Base Salary / Travel Expense Allowance

Modifying Section 4.1 of your Employment Agreement, for calendar year 2016 and each subsequent calendar year during the Period of Employment, the annual Base Salary shall be One Million Five Hundred Thousand dollars ($1,500,000) and the proviso in the second sentence of such Section 4.1 is hereby deleted. Your travel expense allowance as provided in clause (iii) of the second paragraph of Section 4.4 of your Employment Agreement shall be increased to $100,000 per calendar year beginning with calendar year 2016, with no expectation of increases during the Period of Employment.

3.           Incentive Compensation.

Modifying Section 4.2 of your Employment Agreement, for calendar year 2016 and each subsequent calendar year during the Period of Employment, the annual Target Bonus amount for each such calendar year shall equal 200% (rather than 100%) of your Base Salary and the maximum Incentive Bonus amount for each such calendar year shall equal 300% of your Base Salary.

4.           Additional Options

Pursuant to Section 4.3 of your Employment Agreement, as further amended by Section 3 of the 2014 Letter Agreement, you are entitled to a grant of an “Additional Option” on or about January 1 of each year during your Period of Employment. In lieu of, and in full satisfaction of, any annual Additional Option referred to in the immediately preceding sentence, in connection with your entering into this Agreement, you shall be awarded a one-time grant of stock options covering 1.25 million ordinary shares of Norwegian (“Norwegian Options”) at an exercise price per share equal to the closing price of Norwegian’s ordinary shares on the date of grant. Fifty percent (50%) of the Norwegian Options shall be time-vesting options, of which half shall vest and be exercisable on June 30, 2017, and half shall vest and be exercisable on June 30, 2019, in each case, subject to your continued employment on each vesting date. The remaining fifty percent (50%) of the Norwegian Options shall be performance-vesting options, with vesting contingent on the achievement of performance hurdles based on earnings per share (“EPS”), return on invested capital (“ROIC”) and appreciation in the Norwegian share price (“Share Appreciation”), as further detailed on Exhibit A attached hereto. Upon your termination of employment without Cause or for Good Reason, all unvested Norwegian Options shall automatically vest and become exercisable. Upon your termination of employment by reason of your death or Disability, you shall vest in a prorated portion of the next installment of your unvested time-vesting Norwegian Options determined by multiplying the number of Options covered by such installment by a fraction, the numerator of which is the number of days from the preceding June 30 to the date of such termination and the denominator of which is 365. You (or your estate as the case may be) shall have one year from your last date of employment to exercise the vested Norwegian Options. Other than as explicitly set forth herein, unvested Norwegian Options shall be forfeited upon your employment termination. The Norwegian Options shall be granted pursuant to and subject to the terms and conditions of a stock option award agreement and equity plan, each of which will be provided to you in conjunction with the grant of such award. As used in the Agreement, “Disability” shall have the meaning ascribed to the term “disabled” under Section 409A(a)(2)(C) of the Code.

5.           Restricted Stock Units

In connection with your entering into this Agreement, you shall be awarded a one-time grant of 300,000 Norwegian Restricted Share Units (“Norwegian RSUs”). Fifty percent (50%) of the Norwegian RSUs shall be time-vesting and shall vest and be delivered to you ratably on each of the first, second, third and fourth anniversaries of June 30, 2015, in each case, subject to your continued employment on each vesting date. The remaining fifty percent (50%) of the Norwegian RSUs shall be performance-vesting, with vesting contingent on the achievement of performance hurdles based on EPS, ROIC and Share Appreciation, as further detailed on Exhibit A attached hereto. Upon your termination of employment without Cause or for Good Reason, all unvested Norwegian RSUs shall vest and be delivered to you. Upon your termination of employment by reason of your death or Disability, you shall vest in a prorated portion of the next installment of your unvested time-vesting Norwegian RSUs determined by multiplying the number of Norwegian RSUs covered by such installment by a fraction, the numerator of which is the number of days from the preceding June 30 to the date of such termination and the denominator of which is 365. Other than as explicitly set forth

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herein, unvested Norwegian RSUs shall be forfeited upon your employment termination. The Norwegian RSUs shall be granted pursuant to and subject to the terms and conditions of a restricted stock unit award agreement and equity plan, each of which will be provided to you in conjunction with the grant of such award.

6.           Form of Release

Modifying Section 6.1 and Section 6.2 of your Employment Agreement, severance payments shall be conditioned upon your execution and non-revocation of a general release of claims in the form attached hereto as Exhibit B.

7.           Effect on the Prior Agreements

Except as modified pursuant to this Agreement, the Prior Agreements shall remain in full force and effect. On and after the date hereof, each reference in the Prior Agreements to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Prior Agreements as amended hereby. On and after the date hereof, each reference in the Prior Agreements to the “Employer” or the “Company” or words of similar import shall mean and be a reference to Norwegian, and each reference in the Prior Agreements to the “Parent Group” or words of similar import shall mean and be a reference to Norwegian and each corporation, limited liability company, partnership or other entity in which Norwegian directly or indirectly control a majority of the voting power. To the extent that a provision of this Agreement conflicts with or differs from a provision of the Prior Agreements, such provision of this Agreement shall prevail and govern for all purposes and in all respects.

8.           Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

Sincerely,

NORWEGIAN CRUISE LINE HOLDLINGS LTD.

By:	/s/Steve Martinez
Chairman, Compensation Committee of the Board of Directors

Date Executed:	August 4, 2015

AGREED AND ACCEPTED:

/s/Frank J. Del Rio
Frank J. Del Rio

Date Executed:	August 4, 2015

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Exhibit B

FORM OF GENERAL RELEASE AGREEMENT

This Release Agreement (this “Release Agreement)” is entered into this ___ day of __________, by and between [__________________], an individual (Executive”), and Norwegian Cruise Line Holdings Ltd., a corporation organized under the laws of (the “Company”).

WHEREAS, Executive has been employed by the Company or one of its subsidiaries; and

WHEREAS, Executive’s employment by the Company or one of its subsidiaries has terminated and, in connection with Executive’s Employment Agreement with the Company, dated as of [_________] (the “Employment Agreement”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company to pay severance and other benefits (conditioned upon this Release Agreement) under and pursuant to the Employment Agreement, Executive and the Company agree as follows:

1.           Termination of Employment.   Executive’s employment with the Company terminated on [__________] (the “Separation Date”). Executive waives any right or claim to reinstatement as an employee of the Company and each of its affiliates. Executive hereby confirms that Executive does not hold any position as an officer, director or employee with the Company and each of its affiliates. Executive acknowledges and agrees that Executive has received all amounts owed for Executive’s regular and usual salary (including, but not limited to, any overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, sick pay and usual benefits.

2.           Release.   Executive, on behalf of Executive, Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from Executive’s position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted on or prior to the date of this

Release Agreement including, without limiting the generality of the foregoing, [any Claim under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Rehabilitation Act of 1973 (including Section 504 thereof), as amended, the Employee Retirement Income Security Act of 1990, as amended, the Workers Adjustment and Relocation Notice Act, as amended, the Equal Pay Act, as amended, or any other applicable federal, state or local law, statute, order, regulation, or ordinance, or any Claim for severance pay, equity compensation, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”);]1 provided, however, that the foregoing Release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any equity-based awards previously granted by the Company or its affiliates to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment); (2) any rights to indemnification or liability insurance coverage that Executive may have pursuant to the Employment Agreement; (3) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); (4) any rights to the severance and other benefits payable under Section 6 of the Employment Agreement in accordance with the terms of the Employment Agreement; (5) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company or its affiliates that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (6) any rights with respect to workers’ compensation or unemployment benefits under applicable state law. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

3.           ADEA Waiver.   Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement. Executive further expressly acknowledges and agrees that:

A.           In return for this Release Agreement, Executive will receive consideration beyond that which Executive was already entitled to receive before entering into this Release Agreement;

B.           Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

C.           Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

D.           Executive was given a copy of this Release Agreement on [______, 20__] and informed that he had [twenty one (21)/forty five (45)] days within which to consider this Release

1 Note to Draft: To be updated at the time of termination of employment to reflect then-applicable law.

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Agreement and that if he wished to execute this Release Agreement prior to expiration of such [21-day/45-day] period, he should execute the Endorsement attached hereto;

E.           Executive was informed that he had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises Executive’s right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement;

F.           Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

4.           No Transferred Claims.    Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

5.           Proceedings.   Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”).  Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted.  Executive (i) acknowledges that, with respect to any released matters, Executive will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).  Further, Executive understands that, by executing this Release, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees.  Notwithstanding the above, nothing in this Release Agreement shall prevent Executive from initiating or participating in an investigation or proceeding conducted by the EEOC.

6.           Severability.   It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so

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narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.           Counterparts.   This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

8.           Successors.    This Release Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive. This Release Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Release Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Release Agreement by operation of law or otherwise.

9.           Governing Law.   THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF FLORIDA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF FLORIDA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

10.         Amendment and Waiver.   The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

11.         Descriptive Headings.   The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

12.         Construction.    Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.         Nouns and Pronouns.   Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

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14.         Legal Counsel.   Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.

[The Remainder of this Page is Intentionally Left Blank]

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The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of Florida that the foregoing is true and correct.

EXECUTED this ___ day of ___________ 20__, at __________

“Executive”

Print Name:

NORWEGIAN CRUISE LINE HOLDINGS LTD.
a corporation organized under the laws of .

By:

Name:

Title: